Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of MainStay Funds Trust:

We consent to the use of our reports dated December 22, 2016, with respect to the financial statements of the MainStay ICAP Equity Fund (a series of MainStay Funds Trust), the MainStay ICAP Select Equity Fund (a series of MainStay Funds Trust) and the MainStay Epoch U.S. Equity Yield Fund (a series of MainStay Funds Trust) as of October 31, 2016, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Combined Proxy Statement/Prospectus, under the heading “Representations and Warranties” in Appendix A and Appendix B, under the heading “Financial Highlights of the Funds” in Appendix E and under the heading “Pro Forma Financial Information” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 14, 2017